Exhibit 99.2

[INSERT PANTRY LOGO]

FOR IMMEDIATE RELEASE:

THE PANTRY ANNOUNCES

EARLY RESULTS OF ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS

7.75% SENIOR SUBORDINATED NOTES DUE 2014

CARY, NC, August 3, 2012 – The Pantry, Inc. (NASDAQ: PTRY) announced early results of its offer to purchase any and all of its outstanding 7.75% Senior Subordinated Notes due 2014 (the “Notes”) (CUSIP Nos. 698657AG8 / 698657AF0 / U6986NAB7) and solicitation of consents (the “Consents”) from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes (the tender offer and consent solicitation, the “Offer”) upon the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and a related Letter of Transmittal, each dated as of July 20, 2012.

As of 5:00 p.m., New York City time, on August 2, 2012 (the “Early Tender Deadline”), $199,856,000 in aggregate principal amount of the Notes, representing 90.2% of the total outstanding principal amount of the Notes, had been validly tendered and not withdrawn in the tender offer. In addition, the Company had obtained Consents to the proposed amendments from holders representing at least a majority in aggregate principal amount of the Notes. Having received the requisite Consents from the holders of the Notes in connection with the consent solicitation, the Company and U.S. Bank National Association, as trustee, executed a supplemental indenture (the “Supplemental Indenture”) effecting the proposed amendments to the indenture governing the Notes. The Supplemental Indenture became effective upon execution, and the amendments to the indenture governing the Notes became operative on August 3, 2012 upon acceptance of and payment for a majority in aggregate principal amount of the Notes by the Company pursuant to the terms of the Offer.

Holders who validly tendered (and did not subsequently withdraw) their Notes and provided their Consents prior to the Early Tender Deadline shall receive total consideration equal to $1,003.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the initial payment date.

The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer which are tendered after the Early Tender Deadline is subject to satisfaction or waiver of certain conditions that are set forth in the Offer to Purchase. The tender offer is scheduled to expire at 11:59 p.m., New York City time, on August 16, 2012, unless extended by the Company (the “Expiration Date”). The purchase price for Notes that are validly tendered after the Early Tender Deadline but on or prior to the Expiration Date will be equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the applicable payment date. Holders of Notes tendered after the Early Tender Deadline will not receive the consent payment. Payment for the Notes validly tendered and not validly withdrawn at or prior to the Expiration Date will occur promptly after the Expiration Date.

The Pantry expects to redeem any and all Notes that remain outstanding following consummation of the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell or the solicitation of consents with respect to the Notes or any other security. The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which have been delivered to all noteholders. Persons with questions regarding the Offer should contact the Dealer Managers, BofA Merrill Lynch, at (888) 292-0070 (toll-free) or (646) 855-3401 (collect), or Wells Fargo Securities, at (866) 309-6316 (toll-free) or (704) 715-8341 (collect), or the Information Agent, Global Bondholder Services Corporation at (866) 924-2200 (toll-free) or (212) 430-3774 (collect). In accordance with any state securities laws applicable to the Offer in the United States which require the Offer to be made to the public by a licensed broker or dealer, the Offer shall be deemed to be made to the holders of Notes residing in those states by BofA Merrill Lynch or Wells Fargo Securities on behalf of The Pantry.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,611 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Forward Looking Statements

The statements in this press release that are not historical facts are forward looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward looking statements as a result of various factors. Such factors include those risks described from time to time in The Pantry’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. The Pantry does not undertake to update any forward looking statements in this press release or with respect to matters described herein.

SOURCE: The Pantry, Inc.

For The Pantry, Inc.

Largemouth Communications

Scott Yates, 919-459-6452